IDEX SERIES FUND
                ON BEHALF OF IDEX INTERNATIONAL EQUITY PORTFOLIO

                  MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT

This Agreement, entered into as of February 1, 1997, is between IDEX SERIES FUND, a Massachusetts business trust (referred to herein as the "Fund") and INTERSECURITIES, INC., a Delaware corporation (referred to herein as "InterSecurities"), to provide certain management and investment advisory services to a certain series of shares of beneficial interest in the Trust, namely, IDEX Series Fund International Equity Portfolio (the "Portfolio").

The Fund is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and consists of more than one series of shares, including the Portfolio. In managing the Portfolio, as well as in the conduct of certain of its affairs, the Fund wishes to have the benefit of the investment advisory services of InterSecurities and its assistance in performing certain management, administrative and promotional functions. InterSecurities desires to furnish such services for the Portfolio and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1. APPOINTMENT. The Fund hereby appoints InterSecurities as the Portfolio's investment adviser and administrator for the period and on the terms set forth in this Agreement. InterSecurities accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. In all matters relating to the performance of this Agreement, InterSecurities will act in conformity with the Fund's Declaration of Trust, Bylaws and registration statement applicable to the Portfolio and with the instructions and direction of the Board of Trustees of the Fund, and will conform to and comply with the 1940 Act and all other applicable federal or state laws and regulations.

2. INVESTMENT ADVISORY SERVICES. In its capacity as investment adviser to the Portfolio, InterSecurities shall have the following responsibilities:

     (a) to furnish continuous advice and recommendations to the Fund as to the acquisition, holding or disposition of any or all of the securities or other assets which the Portfolio may own or contemplate acquiring from time to time, consistent with the Fund's Declaration of Trust and the Portfolio's investment objectives and policies adopted and declared by the Board of Trustees and stated in the Portfolio's current Prospectus;

     (b) to cause the officers of InterSecurities to attend meetings and furnish oral or written reports, as the Fund may reasonably require, in order to keep the Trustees and appropriate officers of the Fund fully informed as to the conditions of the investment securities of the Portfolio, the investment recommendations of InterSecurities, and the investment considerations which have given rise to those recommendations; and

     (c) to supervise the purchase and sale of securities as directed by the appropriate officers of the Fund, including the selection of brokers and dealers to execute such transactions, consistent with paragraph 10 hereof.

It is understood and agreed that InterSecurities intends to enter into an Investment Counsel Agreement with each of GE Investment Management Incorporated, a Delaware corporation ("GE Investments") and Scottish Equitable Investment Management Limited, a corporation incorporated in Scotland, United Kingdom ("Scottish Equitable"), and that pursuant to those Investment Counsel Agreements GE Investments and Scottish Equitable will furnish investment information and advice to assist InterSecurities in carrying out its responsibilities under this
Section 2. The compensation to be paid to GE Investments and Scottish Equitable for such services and the other terms and conditions under which the services shall be rendered by GE Investments and Scottish Equitable shall be set forth in the Investment Counsel Agreements; provided, however, that such Agreements shall be approved by the Board of Trustees and by the holders of the outstanding voting securities of the Portfolio in accordance with the requirements of
Section 15 of the 1940 Act, and shall otherwise be subject to, and contain such provisions as shall be required by, the 1940 Act.




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3. MANAGEMENT AND  ADMINISTRATIVE  SERVICES.  InterSecurities  shall furnish and
perform  all  administrative  services,  including  recordkeeping,   shareholder
relations, regulatory reporting and compliance, supervising and coordinating the services of the Portfolio's custodian and transfer agent and such other functions of the Portfolio (other than the investment advisory services provided for in Section 2), as the parties may agree. InterSecurities shall also assist in the preparation of reports to shareholders of the Portfolio and prepare sales literature promoting sale of the Portfolio shares as requested by the Fund.

4. INTERSECURITIES EXPENSES. In addition to the expenses which InterSecurities may incur in the performance of its services pursuant to Sections 2 and 3 above, InterSecurities shall incur and pay the following expenses allocable to the Portfolio's operations:

     (a) Reasonable compensation, fees and related expenses of officers of the Fund and of those Trustees of the Fund who are interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of InterSecurities; and

     (b)  Rental of offices for the Portfolio.

5. OBLIGATIONS OF FUND. The Fund shall have the following obligations under this
Agreement:

     (a) to keep InterSecurities continuously and fully informed as to the composition of the investment securities of the Portfolio and the nature of all of its assets and liabilities from time to time;

     (b) to furnish InterSecurities with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants, and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

     (c) to furnish InterSecurities with any further materials or information which InterSecurities may reasonably request to enable it to perform its functions under this Agreement; and

     (d) to compensate InterSecurities for its services in accordance with the provisions of Section 6 hereof.

6. COMPENSATION. The Portfolio shall pay to InterSecurities for its services an annual fee, computed daily and paid monthly, payable on the last day of each month during which or part of which this Agreement is in effect, equal to 1.00% of the first $750 million of the Portfolio's average daily net assets, 0.90% of the next $250 million of the Portfolio's average daily net assets, and 0.85% of the average daily net assets of the Portfolio in excess of $1 billion. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

7. EXPENSES PAID BY PORTFOLIO. Subject to the provisions of Section 8, below, and except as provided in this paragraph, nothing in this Agreement shall be construed to impose upon InterSecurities the obligation to incur, pay, or reimburse the Portfolio for any expenses not specifically assumed by InterSecurities under Sections 2, 3 and 4 above. The Fund shall pay all of its other expenses (or pay such expenses of the Fund attributable to the Portfolio) including, but not limited to, custodian and transfer agent fees; advisory fees; brokerage commissions and all other expenses in connection with the execution of portfolio transactions; administrative, clerical, recordkeeping, bookkeeping, legal, auditing and accounting expenses; interest and taxes; expenses of preparing tax returns; expenses of shareholders' meetings and of preparing, printing and mailing proxy statements (unless otherwise agreed to by the Fund and InterSecurities); expenses of preparing and typesetting periodic reports to its shareholders (except for those reports the Portfolio permits to be used as sales literature); its allocable share of the fees and expenses of the Fund's non-interested Trustees; and the costs, including filing fees, of registering and renewing or maintaining registration of the Portfolio's shares under federal and state law. Nothing in this Section 7 shall prohibit the Fund from entering into other agreements or adopting plans which provide for the allocation of expenses of the Fund or the Portfolio to other entities, or the assumption of other expenses by the Fund or the Portfolio.




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8. LIMITATION ON EXPENSES OF PORTFOLIO. Whenever, for any fiscal year, the total cost to the Portfolio for normal operating expenses chargeable to its income account, including, but not limited to, the fees of the Portfolio's investment adviser, the compensation of its custodian, transfer agent, registrar, auditors and legal counsel, printing expenses, expenses incurred in complying with all laws applicable to the sale of shares of the Portfolio and any compensation, fees, or reimbursements which the Portfolio pays to Trustees of the Fund who are not interested persons (as that phrase is defined in Section 2(a)(29) of the 1940 Act) of InterSecurities, but excluding all interest and all federal, state and local taxes (such as stamp, excise, income, franchise and similar taxes), exceeds any expense limitation imposed by applicable state law, InterSecurities shall reimburse the Portfolio for the amount of said excess in the manner and to the extent required by state law; provided, however, that during the first full year of the Portfolio's operation, InterSecurities shall reimburse the Portfolio for the amount of such expenses, exclusive of expenses incurred pursuant to the Fund's Plan of Distribution under Rule 12b-1 of the 1940 Act, which exceed 1.35% of the Fund's average daily net assets for the first full nine months of the Portfolio's operation, and 1.50% of the Fund's average daily net assets thereafter. After the first full fiscal year, InterSecurities may continue to reimburse the Portfolio in this manner, but it shall not be obligated to do so.

9. TREATMENT OF INVESTMENT ADVICE. With respect to the Portfolio, the Fund shall treat the investment advice and recommendations of InterSecurities as being advisory only, and shall retain full control over its own investment policies. However, the Trustees of the Fund may delegate to the appropriate officers of the Fund, or to a committee of Trustees, the power to authorize purchases, sales or other actions affecting the securities of the Portfolio in the interim between meetings of the Trustees, provided such action is consistent with the established investment policy of the Fund and is reported to the Trustees at their next meeting.

10. BROKERAGE COMMISSIONS. For purposes of this Agreement, brokerage commissions paid by the Portfolio upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Portfolio and shall be paid by the Portfolio. InterSecurities is authorized and directed to place the Portfolio's securities transactions, or to delegate to GE Investments and
Scottish Equitable the authority and direction to place the Portfolio's securities transactions, only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that InterSecurities or GE Investments and Scottish Equitable may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if InterSecurities or GE Investments and Scottish Equitable determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of InterSecurities and GE Investments and Scottish Equitable are also authorized to consider sales of Portfolio shares by a broker-dealer or the recommendation of a broker-dealer to its customers that they purchase Portfolio shares as a factor in selecting broker-dealers to execute the Portfolio's securities transactions, provided that in placing portfolio business with such broker-dealers, InterSecurities and GE Investments and Scottish Equitable shall seek the best execution of each transaction and all such brokerage placement shall be consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. Notwithstanding the foregoing, the Fund shall retain the right to direct the placement of all securities transactions of the Portfolio, and the Trustees may establish policies or guidelines to be followed by InterSecurities and GE Investments and Scottish Equitable in placing securities transactions for the Portfolio pursuant to the foregoing provisions. InterSecurities shall report on the placement of portfolio transactions each quarter to the Trustees of the Fund.

11. LIABILITY OF INTERSECURITIES. InterSecurities may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither InterSecurities nor its officers, directors, employees or agents shall be subject to any liability to the Fund or the Portfolio or any shareholder of the Portfolio for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

12. TERMINATION. This Agreement may be terminated at any time, without penalty, by the Trustees of the Fund or by the shareholders of the Portfolio acting by vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days' written notice of termination be given to InterSecurities at its principal place of business. This Agreement may be terminated by InterSecurities at any time by giving 60 days' written notice of termination to the Fund, addressed to its principal place of business.


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13. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

14. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for an initial term ending April 22, 1998, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

15. AMENDMENTS. The terms of this Agreement may be amended only with the approval by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act) and the approval by the vote of a majority of Trustees of the Fund who are not parties hereto or interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment, unless otherwise permitted in accordance with the 1940 Act.

16. PRIOR AGREEMENTS. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this agreement.

17. LIMITATION OF LIABILITY. A copy of the Fund's Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Fund and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Fund individually, but binding only upon the assets and property of the Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 1, 1997.

ATTEST:                               INTERSECURITIES, INC.


/S/                                        /S/
____________________________              ______________________________
William H. Geiger, Secretary          By: G. John Hurley, President and
                                          Chief Executive Officer


ATTEST:                               IDEX SERIES FUND


/S/                                        /S/
____________________________              ______________________________
Becky A. Ferrell, Secretary           By: G. John Hurley, President and
                                          Chief Executive Officer









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